Exhibit 99.1

FINANCIAL CONTACT:	MEDIA CONTACT:
Anoori Naughton	Allison Kleinfelter
anaughton@hersheys.com	akleinfelter@hersheys.com

Kirk Tanner Appointed President and Chief Executive Officer of The Hershey Company, effective August 18, 2025
Experienced Industry Leader to Drive Global Growth and Innovation, Succeeding Retiring CEO Michele Buck
HERSHEY, Pa., July 8, 2025 /PRNewswire/ -- The Hershey Company (NYSE: HSY) today announced that its Board of Directors has appointed Kirk Tanner to succeed Michele Buck as President and Chief Executive Officer, effective Aug. 18, 2025. Buck, who announced her intention to retire from the company at the beginning of this year, will work closely with Tanner in a senior advisory capacity to ensure his successful transition.
Tanner is an accomplished food and beverage executive with a strong track record across some of the industry’s most recognized brands. He spent over three decades at PepsiCo, Inc., where he ultimately served as Chief Executive Officer of PepsiCo Beverages North America, overseeing a $28 billion business across a diverse portfolio of iconic and growth brands such as Pepsi, Gatorade, Mountain Dew, Pure Leaf and bubly. As CEO, he drove growth and profitability through brand building, innovation, customer partnerships and execution in the marketplace. He led portfolio transformation to address continuously evolving consumer trends. Tanner also held several other senior leadership positions at PepsiCo, including President of PepsiCo Global Foodservice, Senior Vice President of Frito-Lay North America’s West Division and Vice President of Sales for PepsiCo U.K. and Ireland.
He currently serves as President and Chief Executive Officer of The Wendy’s Company, where he has led a strategy focused on core brand growth, innovation, operational excellence and accelerating new unit growth globally.
“Kirk is a proven, high-impact leader in the food and beverage industry with a great combination of customer and consumer passion, commercial acumen and operational scale,” said Mary Kay Haben, Lead Independent Director and Chair of the CEO Search Committee. “With a track record of driving growth in complex global businesses, Kirk brings a focused, results-driven mindset. His deep experience in snacks, beverages, M&A and innovation—combined with public company CEO and board roles—makes him well suited to lead Hershey into the future. Kirk is a strong leader, earning followership at every level and is committed to engaging with employees, the community and stockholders to advance Hershey’s ambition to be a Leading Snacking Powerhouse and to deliver long-term, sustainable growth.”
Haben continued, "We also want to thank Michele for her exceptional leadership and the industry-leading performance delivered across her tenure. Michele architected and championed Hershey's

Leading Snacking Powerhouse vision, guiding the company through multiple phases of transformational growth. The impact of her courageous leadership, evolution of portfolio and capabilities, and authentic connection to people leave a legacy and a roadmap that positions Hershey well for the future.”
“I am truly honored to be chosen as the next leader of a company I’ve long admired,” said Tanner. “Throughout my career, I've remained focused on the three pillars that drive success: understanding and delighting consumers, building strong partnerships with customers and investing in colleagues. This commitment to the three Cs will continue to guide our strategic decisions and fuel the growth of Hershey’s iconic brands––all while having fun with our employees and customers. Leading Hershey is a once-in-a-lifetime opportunity to make a difference with loved brands, and I look forward to working closely with the Board of Directors and the entire team to advance our Leading Snacking Powerhouse ambition.”
“I am thrilled to see Kirk step into the role and look forward to working closely to help him onboard as he makes the transition to Hershey,” said Buck. "Leading this business and having the privilege to work with such an exceptional team to transform Hershey into a multi-category snacking leader— building one of the industry's most robust portfolios and the capabilities to drive current and future growth— has been the greatest honor of my career.”
About The Hershey Company
The Hershey Company (NYSE: HSY) is an industry-leading snacks company with a purpose to make more moments of goodness through its iconic brands. With more than 20,000 remarkable employees worldwide, Hershey delivers delicious, high-quality products across approximately 70 countries, generating over $11.2 billion in annual revenues. The company's portfolio includes beloved chocolate and confectionery brands such as Hershey's, Reese's, Kisses, Kit Kat®, Jolly Rancher, Ice Breakers, Shaq-a-licious alongside popular salty snacks including SkinnyPop and Dot's Homestyle Pretzels.
For more than 130 years, Hershey has been committed to operating responsibly and supporting its people and communities. The candy and snack maker's founder, Milton Hershey, created Milton Hershey School in 1909, and since then, the company has focused on helping children succeed through access to education.
To learn more visit www.thehersheycompany.com.